Exhibit 99.1

OptimizeRx Corporation Reports 20% Increase in 2015 2nd Quarter Revenues over 2014

Achieves Record 2nd Quarter Revenues

ROCHESTER, MI – August 11, 2015 -- OptimizeRx Corp. (OTCQB: OPRX) announced that revenues for the quarter ended June 30, 2015 increased 20% over those of the same quarter in 2014. During its earnings call today, the Company will discuss its 2nd quarter results, 2015 activity, and recent developments, including:

●	Revenues for the quarter increased 15% sequentially over the first quarter of 2015
●	Positive cash flow from operations
●	Recent launch of our eCoupon solution in EHR platforms.

Today’s call is at 4:30 pm eastern time. The details are as follows:

Toll-Free Dial-In Number: 1 (866) 593-0056 or toll: +1 (937) 641-0554
Provide Conference ID: 5225323 to the operator.

The Company expects to file its quarterly report on Form 10Q today prior to the call.

About OptimizeRx Corp

OptimizeRx  Corporation (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

Our core product, SampleMD, replaces drug samples with electronic trial vouchers and copay coupon savings that are electronically added to an e-Prescription and sent electronically to the pharmacy and is integrated within leading Electronic Health Record (EHR) platforms in the country, including Allscripts, Quest Diagnostics, Practice Fusion and over 350 other EHRs to reach over 250,000 healthcare providers. In turn, we promote patients savings and support from the world’s largest pharmaceutical companies, including Pfizer, Lilly, Novartis, AstraZeneca and many others.  For more information, please go to www.optimizerxcorp.com.

'SAFE HARBOR'

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contact:

OptimizeRx
Doug Baker

dbaker@samplemd.com
248-651-6568 x807